                                                                 Exhibit 10.8

June 2, 2000

Mr. Bruce Greenwald
Alpine Hospitality Holdings LLC
1285 Avenue of the Americas
21st Floor
New York, New York  10019

       Re:  SUPPLEMENT TO AGREEMENTS

Dear Bruce:

Reference is made to that certain Supplement to Agreements ("Supplement") executed on April 28, 1998 by and between U.S. Franchise Systems Inc., USFS Management, Inc., Best Franchising, Inc. (collectively, "USFS Parties"), and RSVP-BI OPCO, LLC, RSVP-ABI REALCO, LLC, and Alpine Hospitality Ventures LLC (collectively, "OPCO Parties"), a copy of which is attached hereto as Exhibit A. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Supplement.

On June 2, 2000 (the "Effective Date") Hostmark Investors, LP ("Third Party Manager") will begin managing, and USFS Parties will cease having any management responsibilities for, the 17 Best Inns hotels owned by RSVP-BI OPCO, LLC and RSVP-ABI REALCO, LLC (the "Alpine Hotels"), other than providing transition services, including required financial, accounting, payroll and tax reporting (including preparation of W-2 forms for the period ended June 1, 2000) and continued assistance in pending and potential litigation and other matters (the "Transition Services").

In consideration of the foregoing, the payment of:

         (1) $2.4 million by USFS Parties to Alpine Hospitality Holdings LLC ("Holdings"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Supplement will be amended as of the Effective Date as follows: Paragraph 16 is hereby deleted in its entirety; and

         (2) $100,000 (together with the payment of $2.4 million set forth above, collectively the "Termination Payment") by USFS Parties to Holdings, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Supplement will be amended as of the Effective Date as follows:

             (a) All references to the Management Agreement in the Supplement are hereby deleted in their entirety, it being the intention of the parties to terminate the Management Agreement simultaneously with the commencement of the management of the Alpine Hotels by the Third Party Manager and the consent of PW Real Estate Investments, Inc. (the "Lender") to such termination and the appointment of the Third Party Manager;

             (b) Paragraph 2 is hereby deleted in its entirety, it being understood and agreed that no liquidated damages are due to Operator as a result of such termination;

             (c) Paragraph 14 is hereby deleted in its entirety;

             (d) Paragraph 15 is hereby deleted in its entirety;

             (e) Paragraph 18 is hereby deleted in its entirety; and

             (f) All references to a USFS Entity in the Supplement shall be deemed to be references to Hostmark Hospitality L.P., in lieu of such USFS Entity, or any successor management company for the Alpine Hotels ("Successor Manager") unless the reference relates to the Franchise Agreements in which case the references shall continue to be to such USFS Entity or as the context otherwise so requires. References to Operator shall refer to the Successor Manager in lieu of such USFS Entity unless the context otherwise requires.

Effective as of the Effective Date, the USFS Parties are released and discharged from all obligations arising on or after the Effective Date under Paragraphs 2, 14, 15, 16 and 18 of the Supplement and other provisions of the Supplement with respect to which references to a USFS Entity are hereafter deemed references to Hostmark Hospitality, L.P.

Except as modified herein, all other terms and provisions of the Supplement shall remain unmodified and in full force and effect. This letter agreement shall supersede with respect to the obligations set forth in this letter agreement, and accordingly survive the delivery of, the mutual release contained in that certain Voluntary Termination and Mutual Release Agreement (the "Release") between the Opco Parties and the USFS Parties and any claims arising under this letter agreement shall not be subject to such mutual release.

The USFS Parties agree, jointly and severally, (i) to pay the Termination Payment to Holdings in immediately available funds when due in accordance with the terms of this Agreement and (ii) to perform or cause to be performed on a timely basis the Transition Services.

The Opco Parties hereby agree to maintain exclusive usage of the current MCI phone service at the Alpine Hotels through June 30, 2001.

The USFS Parties and Opco Parties and Holdings agree that the Termination Payment will be payable as follows: (i) $1.25 million by wire transfer upon execution of this Agreement; and (ii) $1.25 million by wire transfer on the earlier to occur of October 2, 2000 or the closing of the proposed Recapitalization transaction between U.S. Franchise Systems, Inc. and SDI, Inc. The $1.25 million payment referred to in this subsection (ii) shall be evidenced by a promissory note in the form attached hereto as Exhibit B (the "Note"). If for any reason the Note is not paid when due, the USFS Parties acknowledge and agree that the Release shall become, without any further act, null and void ab initio.

Holdings, as the parent of the Opco Parties, is causing the Opco Parties to execute this Agreement to evidence such parties' agreement to be bound by the terms contained herein.

If the foregoing correctly sets forth the agreement between the parties with respect to the subject matter hereof, please sign below as indicated and return the fully executed copy, whereupon this letter shall serve as a binding and enforceable agreement between the parties.


Very truly yours,

U.S. Franchise Systems, Inc.

/s/ Stephen D. Aronson
-------------------------------
By:  Stephen D. Aronson

USFS Management, Inc.

/s/ Stephen D. Aronson
-------------------------------
By:  Stephen D. Aronson

Best Franchising, Inc.

/s/ Stephen D. Aronson
-------------------------------
By:  Stephen D. Aronson

ACCEPTED AND AGREED:

ALPINE HOSPITALITY HOLDINGS LLC

                    By: /s/  Bruce M. Greenwald
                       ----------------------------------------
                       Bruce Greenwald, Chief Executive Officer

RSVP-BI OPCO, LLC

          By: Opco Manager Inc., its managing member

                    By: /s/  Bruce Greenwald
                       ----------------------------------------
                                    Bruce Greenwald

RSVP-ABI REALCO, LLC

          By:      RSVP-BI OPCO, LLC,
                   its managing member

                   By:      Opco Manager Inc., its managing member

                            By: /s/ Bruce M. Greenwald
                                ---------------------------------
                                        Bruce Greenwald

ALPINE HOSPITALITY VENTURES LLC

          By:      Ventures Manager Inc., its managing member

                   By: /s/ Bruce M. Greenwald
                       ----------------------------
                            Bruce Greenwald

                                   EXHIBIT A



                                 April 28, 1998


Alpine Hospitality Ventures LLC
RSVP-BI OPCO, LLC
RSVP-ABI REALCO, LLC
1285 Avenue of the Americas
21st Floor
New York, NY 10019

                           SUPPLEMENT TO AGREEMENTS

Dear Sirs:

      Reference is made to (i) the Hotel Management Agreement, dated today and previously executed and delivered (the "Management Agreement"), between RSVP-BI OPCO, LLC, a Delaware limited liability company ("OPCO"), RSVP-ABI REALCO, LLC, a Delaware limited liability company ("REALCO," and together with OPCO, "Borrower") and Alpine Hospitality Ventures LLC, a Delaware limited liability company ("Parent"), on the one hand, and USFS Management, Inc., a Georgia corporation ("Operator"), wholly owned by U.S. Franchise Systems, Inc., a Delaware corporation ("USFS"), on the other hand; (ii) each of the 17 Amended and Restated License Agreements, dated today and previously executed and delivered (collectively, the "Franchise Agreements" and individually a "Franchise Agreement"), between Borrower and Best Franchising, Inc., a Georgia corporation ("Licensor"), wholly owned by USFS, relating to the 17 Best Inn or Best Suite hotels (the "Hotels") being acquired today by Borrower; (iii) the Loan Agreement, dated today, between Borrower and PW Real Estate Investments Inc., as the same may be amended from time to time, or any successor

                                    Page -2-


agreement(s) relating to any refinancing thereof (the "Loan Agreement"); (iv) the Senior Subordinated Note Purchase Agreement, dated today and previously executed and delivered, between Parent and USFS (the "Subordinated Loan Agreement"); and (v) the guaranties executed by Parent with respect to each of the Franchise Agreements (the Franchise Agreement Guaranties"). The original Franchise Agreements were originally executed by America's Best Inns, Inc., as franchisor, and affiliates of America's Best Inns, Inc, as franchisees, and subsequently assigned to Borrower and Licensor and amended and restated in their entirety. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Management Agreement and the Franchise Agreements (collectively, the "Agreements"), as the case may be.

      In order to induce Borrower to acquire and fund the Hotels and to enter into the Agreements and to induce the Borrower and Parent to enter into the Overall Transaction (as defined in the Subordinated Loan Agreement) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, USFS, Operator and Licensor, on the one hand, and OPCO, REALCO and Parent, on the other hand, agree as follows:

      1. Notwithstanding any provision to the contrary contained in the Management Agreement or the Franchise Agreements, each reference therein to (i) any "consent", "permission" or "approval" (or any words or phrases of similar import) of any party being required shall be deemed modified by the phrase "which shall not be unreasonably withheld, delayed or conditioned"; and (ii) any "request" (or any words or phrases of

                                    Page -3-


similar import) being made shall be deemed modified by the word "reasonable" or "reasonably", as the context requires.

      2. Notwithstanding Section 5.2 of the Management Agreement to the contrary, the Termination Fee amount shall be equal to one (1) multiplied by the Applicable Annual Amount in lieu of three (3) multiplied by the Applicable Annual Amount if (i) prior to giving the notice of termination contemplated by
Section 5.1B. (the "Termination Notice") neither Michael A. Leven is Chief Executive Officer of the parent company of Operator nor Neal K. Aronson is Chief Financial Officer of the parent company of Operator; or (ii) concurrently with the giving of the Termination Notice, Parent irrevocably commits to prepay within 180 days of the effective termination date the outstanding balance of the subordinated note issued under the Subordinated Loan Agreement; provided, however, in either of the cases described in the preceding clause in lieu of paying any Termination Fee, Licensor may make the effective termination date of the Management Agreement the first anniversary of the Termination Notice. In addition, if under the PW Loan (as defined in the Subordinated Loan Agreement), the lender has exercised its right to cause Borrower to replace the Manager and as a result Borrower terminates the Management Agreement, then no Termination Fee shall be payable notwithstanding any provision to the contrary of the Management Agreement.

      3. Notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreements, Borrower shall not be required to obtain insurance coverage (or deliver documents related thereto, with the exception of certificates

                                    Page -4-


naming USFS, Operator and Licensor as additional insureds) more burdensome than the insurance coverage required to be obtained under or pursuant to the Loan Agreement.

      4. Notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreements, neither USFS nor any of its controlled affiliates (collectively with USFS, a "USFS Entity") shall manage or have a direct or indirect interest (including, without limitation, through any development fund or joint venture) in any Microtel Inn or Suite or other "Microtel" product in any of the Territories covered by the Franchise Agreements.

      5. Notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreements, (i) the "Opening Date" under the Franchise Agreements and the "Effective Date" under the Management Agreement shall each be deemed to be April 28, 1998, at which time the respective obligations of Borrower and Parent to pay fees under the Agreements shall commence, with all fees payable under the Agreements being paid on a pro rata basis to account for the closing of the purchase of the Hotels by Borrower prior to May 1, 1998; (ii) the term of the Management Agreement and the Franchise Agreements shall be 20 years and neither the Operator nor the Licensor shall have any right to extend unilaterally the term thereof; (iii) if USFS guarantees, directly or indirectly, the payment or performance of Operator's and/or Licensor's obligations under any management agreement and/or franchise agreement, USFS shall be deemed to have guaranteed the due and punctual payment and performance of all Operator's obligations under the Management Agreement and/or all of Licensor's obligations under the Franchise Agreements, as the case may be; (iv) to the extent there is a

                                    Page -5-


cash flow deficit, after paying debt service under the Loan Agreement and operating expenses for the Hotels, the fees under the Agreements will be deferred until there is available cash; and (v) Paragraphs 3D.(4) and 8B.(2)(f) of the Franchise Agreements are hereby deleted.

      6. In addition, if during the term of the Agreements, one or more USFS Entities effectively charge a person or entity or a group of affiliated or related persons or entities with respect to more than two hotels management fees and/or franchise fees (including reservation and marketing fees) for Best Inn or Suite or other "Best" product lower or on more favorable terms than those charged to Borrower under the Management Agreement and/or Franchise Agreements, then the applicable fees charged under the Agreements shall be automatically decreased or adjusted on a retroactive basis.

      7. Notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreements, no action shall be required under the Agreements to the extent such action would violate the Loan Agreement or any related document.

      8. So long as a USFS Entity serves as Operator under the Management Agreement, (i) the audit provisions contained in Section 6C. of the Franchise Agreements shall not be applicable and (ii) the Operator shall cause to be delivered to Borrower five business days prior to the date required to be delivered to the lender under the Loan Agreement, all certificates, reports, financial information (including budgets) and other documents relating to the Hotels required to be delivered under the Loan Agreement and shall coordinate the payment of property taxes and insurance and the application of insurance proceeds, all in accordance with the terms of the Loan Agreement.

                                    Page -6-


      9. Notwithstanding any provision to the contrary of the Franchise Agreements, so long as a USFS Entity serves as Operator under the Management Agreement, Borrower shall not be deemed in default as a result of Borrower's failure to comply that may be reasonably attributable to Operator, the manager, employees or agents under Operator's supervision or control, including, without limitation, the failure to deliver timely any reports or documents required to be delivered under the Franchise Agreements; provided, however, the foregoing provisions of this paragraph 9 shall not apply if Borrower fails to provide Operator with funds or cooperation necessary to permit compliance with the terms of the Franchise Agreements (such as failure to provide funds for capital expenditures or payroll).

      10. Notwithstanding any provision to the contrary of the Franchise Agreements, the "transfer" provisions relating to Borrower contained in the Franchise Agreements (and the related fee, notice, consent and other requirements) shall be applicable only if there is a "Change of Control" of Alpine Equity Partners L.P. ("Alpine"). A Change of Control of Alpine shall be a transfer by Alpine of more than 50% of its equity interests to any unaffiliated person or entity not an investor in Alpine today, without the consent of USFS, which shall not be unreasonably withheld, delayed or conditioned.

      11. The grace or cure periods, notice provisions and the "de-minimis" amounts contained in Section 10B. of the Franchise Agreements shall be deemed to be increased to the extent that the comparable default provisions in the Loan Agreement are more favorable to Borrower.

                                    Page -7-


      12. Notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreements, Borrower shall not be obligated to indemnify, defend or hold harmless or reimburse Licensor, Operator or any other Indemnified Parties for the acts or omissions of Operator, the manager, employees or agents under Operator's supervision or control, if such acts or omissions constitute gross negligence or willful misconduct on the part of any such person.

      13. Within 30 days, Attachment B annexed to each of the Franchise Agreements will be reviewed on a property-by-property basis and modified as necessary to implement the parties intention that a sufficient Territory will be associated with each of the Hotels in accordance with commercial practices normally applied in the industry in order not to impair the value of such Hotel.

      14. Notwithstanding anything to the contrary in the Management Agreement, if Net Profit of Borrower (as defined below) for any 12-month period commencing on April 1, 2000 is less than $8,620,000 (the "Target"), then the Operator or USFS shall reimburse the Borrower in an amount equal to the excess of the Target over the Net Profit of Borrower for such 12-month period but not to exceed 4.5% of the Gross Revenues used to calculate the Management Fee actually paid for such 12-month period (the "Unadjusted Management Fee").

            (i) Any reimbursement required by this paragraph 14 shall be paid within 30 days after the end of the relevant 12-month period.

            (ii) "Net Profit of Borrower" shall mean its earnings before interest, tax, depreciation and amortization, employing the Unadjusted Management Fee

                                    Page -8-


      ("EBITDA"), minus, without duplication, the sum of (A) capital expenditures actually incurred or reserved for, during the relevant 12-month period, all as determined in accordance with generally accepted accounting principles consistently applied, and (B) the general and administrative expenses of Parent, other than salaries of employees of Parent or any affiliate, relating to Borrower and its Subsidiaries, including costs, fees and expenses necessary to satisfy obligations imposed under the documents relating to the Overall Transaction, including the Loan Agreement. An example of the calculation referred to in this paragraph 14 is attached as Annex A hereto.

The parties agree in good faith to develop a procedure to make the reimbursement obligation contemplated in this paragraph on a semi-annual rather than annual basis. If an event described in Section 7.3 of the Subordinated Loan Agreement takes place or there is a Change of Control (as defined therein), and the Management Agreement is to be assigned in accordance with its terms to the direct or indirect acquiror of the hotels so sold, then, if so requested by Parent, the Management Agreement shall be amended prior to such assignment to incorporate the foregoing provisions of this paragraph.

      15. If any Franchise Agreement is terminated as to a particular Hotel (the "Terminated Hotel"), the outstanding principal under the Subordinated Loan Agreement shall be prepaid in an amount equal to such principal amount multiplied by a fraction, the numerator of which is the Net Profit from the Terminated Hotel for the 12 full months preceding the date of termination (the "Measuring Period") and the denominator is the Net Profit of all the Hotels (including the Terminated Hotel) for the Measuring Period

                                    Page -9-


(appropriately adjusted for Hotels disposed of during such Measuring Period), such prepayment shall be made together with any interest accrued thereon.

      16. USFS agrees that in order to permit Parent to make such capital contributions to OPCO or REALCO as may be necessary (taking into account other funds then held by OPCO or REALCO) so that OPCO or REALCO may make one or more Specified Payments (as defined below) under the Loan Agreement, USFS shall make an additional loan under the Subordinated Loan Agreement to Parent in a principal amount equal to the Specified Payments, but not in excess of $7,500,000 principal amount, bearing interest at the rate then charged under the Loan Agreement, and payable upon the earlier of (i) such time as the PW Debt (as defined in the Subordinated Loan Agreement) is refinanced with availability thereunder to pay off such aggregate principal amount and (ii) one year after the maturity of the PW Debt. As used herein, the term "Specified Payments" shall mean the following: (i) the prepayment by OPCO and/or REALCO of such portion of the principal amount of the PW Loan as is necessary in order to achieve the debt service coverage ratio that is a prerequisite to the extension of the PW Loan;
(ii) the payment of the release price of any properties that are required under the Loan Agreement to be released from the lien of the mortgages or deeds of trust securing the PW Loan, whether in connection with a casualty, a condemnation or otherwise; and (iii) any interest payments, release premiums or other amounts required to be paid by OPCO or REALCO to the holder of the PW Loan in connection with any payment or prepayment referred to in clause (i) or (ii).

                                    Page -10-


      17. The Management Agreement and the Franchise Agreements, each as modified herein, are in full force and effect and are binding agreements between the parties thereto enforceable in accordance with their respective terms.

      18. To the extent the Loan Agreement is modified, Borrower and Parent shall advise Operator of all reports then required to be delivered under the Loan Agreement, including the required form thereof and the delivery dates therefor.

      19. Notwithstanding that Parent is a party to the Management Agreement and the Franchise Agreement Guaranties and notwithstanding any provision to the contrary of the Management Agreement or the Franchise Agreement Guaranties, (i) Parent shall have no obligation or liabilities under the Management Agreement, and (ii) the Franchise Agreement Guaranties shall not be operative.

      20. All references herein to any entity shall include such entity's successors and assigns.

                         *      *      *      *      *

            If the foregoing correctly sets forth the agreement reached between USFS, Operator and Licensor, on the one hand, and OPCO, REALCO and Parent, on the other hand, with respect to the subject matter hereof, please sign the enclosed copy of this letter in the space indicated therein and return the fully signed copy to USFS, whereupon this letter shall serve as a binding and enforceable agreement between the parties.

                                    Very truly yours,

                                    U.S. FRANCHISE SYSTEMS, INC.


                                    By: /s/ Neal K. Aronson
                                        ------------------------------------
                                        Neal K. Aronson

                                    USFS MANAGEMENT, INC.


                                    By: /s/ Neal K. Aronson
                                        ------------------------------------
                                        Neal K. Aronson

                                    BEST FRANCHISING, INC.


                                    By: /s/ Neal K. Aronson
                                        ------------------------------------
                                        Neal K. Aronson

Accepted and Agreed to:
RSVP-BI OPCO, LLC
  by OPCO Manager Inc.,
  its managing member


By: /s/ Richard D. Goldstein
   ---------------------------------
   Richard D. Goldstein
   President

Accepted and Agreed to:

RSVP-ABI REALCO, LLC
 by RSVP-BI OPCO, LLC,
 its managing member,
   by OPCO Manager Inc.,
   its managing member


By: /s/ Richard D. Goldstein
   ---------------------------------
   Richard D. Goldstein
   President

ALPINE HOSPITALITY VENTURES LLC
  by Ventures Manager Inc.,
  its managing member


By: /s/ Richard D. Goldstein
   ---------------------------------
   Richard D. Goldstein
   President

                                                                         ANNEX A

EXAMPLES OF MANAGEMENT FEE CALCULATION

                                                            For Illustrative Purposes Only
                                                       ----------------------------------------
                                                        Example 1     Example 2     Example 3
                                                        ---------     ---------     ---------
Assumptions
Gross Revenues Used to Calculate the Management Fee    $23,000,000   $23,000,000   $ 23,000,000

Target                                                 $ 8,620,000   $ 8,620,000   $  8,620,000

EBITDA Before Unadjusted Management Fee                $ 9,146,080   $10,146,080   $ 11,146,080
Less: Capital Expenditures                                 896,080       896,080        896,080
Less: General and Administrative Expenses of Parent        100,000       100,000        100,000
Less: Unadjusted Management Fee                          1,150,000     1,150,000      1,150,000
                                                       -----------   -----------   ------------
  Net Profit to Borrower                               $ 7,000,000   $ 8,000,000   $  9,000,000
                                                       ===========   ===========   ============

Reimbursable Amount
Excess of Target Over the Net Profit of the Borrower   $ 1,630,000   $   620,000   ($   380,000)

Maximum Amount Reimbursable to Borrower (@ 4.5%)       $ 1,035,000   $ 1,035,000   $  1,035,000

                                                       -----------   -----------   ------------
Amount Reimbursed to Borrower                          $ 1,035,000   $   620,000   $          0
                                                       ===========   ===========   ============